Exhibit 3.1
ESTATUTOS SOCIALES DE GRIFOLS, S.A.
ESTATUTOS SOCIALES
DE
GRIFOLS, S.A.
TÍTULO I
DENOMINACIÓN, OBJETO, DOMICILIO Y DURACIÓN
Artículo 1º.- Denominación social.- La sociedad denominada GRIFOLS, S.A., es de naturaleza mercantil, forma de anónima, nacionalidad española y se rige por los presentes Estatutos y, en cuanto en ellos no estuviere dispuesto o sea de aplicación preceptiva, por el Texto Refundido de la Ley de Sociedades Anónimas de 22 de diciembre de 1989, Código de Comercio y demás disposiciones vigentes de aplicación.
Artículo 2º.- La Sociedad tiene por objeto la prestación de servicios de administración, gestión y control de empresas y negocios, así como la inversión en bienes muebles e inmuebles.
Artículo 3º.- Domicilio social.- La Sociedad establece su domicilio en Barcelona (08022), calle Jesús y María, nº 6, pudiendo acordar su traslado dentro del mismo término municipal, establecer sucursales, oficinas o agencias en cualquier lugar de España o del extranjero, por acuerdo del Consejo de Administración.
Artículo 4º.- La duración de la Sociedad será por tiempo indefinido iniciando sus operaciones el mismo día del otorgamiento de su escritura fundacional.
Artículo 5º.- El ejercicio social empezará el día primero de enero y terminará el día 31 de diciembre de cada año; por excepción el ejercicio que terminará el 31 de diciembre de 1997, se ha iniciado el día 1 de agosto de 1997.
TÍTULO II
CAPITAL SOCIAL Y ACCIONES
Artículo 6.- Capital social
El capital social es de 106.532.449,50 euros, representado por 213.064.899 acciones ordinarias de 0,50 euros de valor nominal cada una, íntegramente suscritas y desembolsadas, pertenecientes a la misma clase y serie, y numeradas correlativamente del 1 al 213.064.899, ambos inclusive.
Las acciones estarán representadas por medio de anotaciones en cuenta, rigiéndose por la normativa del mercado de valores. La llevanza del Registro Contable corresponderá a la Sociedad de Gestión de los Sistemas de Registro, Compensación y Liquidación de Valores, S.A. (Iberclear) y a sus entidades participantes.

ESTATUTOS SOCIALES DE GRIFOLS, S.A.
Artículo 7º.- Las acciones son indivisibles con respecto a la Sociedad, de modo que ésta no reconocerá más que a un solo propietario por cada acción. Los copropietarios de una acción deberán hacerse representar ante la Sociedad por una sola persona, sin perjuicio de responder todos solidariamente de cuantas obligaciones se deriven de la propiedad de la acción.
TÍTULO III
DERECHOS Y OBLIGACIONES DE LOS SOCIOS
Artículo 8º.- La adquisición de una o más acciones presupone la conformidad y aceptación de los presentes Estatutos, y el estado o condición de accionista implica, sin excepción, no solamente la aceptación de los presentes Estatutos sino la conformidad con los acuerdos de la Junta General de Accionistas, con las decisiones de los Órganos representativos de la Sociedad, el cumplimiento de todas las demás obligaciones resultantes de la escritura de constitución o la aplicación o interpretación de los presentes Estatutos, dejando a salvo, no obstante, los derechos y acciones que la Ley confiere a los accionistas.
Artículo 9º.- Cada acción confiere a su titular legítimo la condición de socio y se le atribuye los derechos reconocidos en la vigente Ley de Sociedades Anónimas y en estos Estatutos, sean cuales fueren las distintas clases de acciones y las distintas series de acciones que puedan constituirse en cada una de las clases.
Artículo 10º.- Transmisión de Acciones.- Las acciones de la Sociedad serán libremente transmisibles por cualquiera de los medios admitidos en Derecho.
TÍTULO IV
RÉGIMEN Y ADMINISTRACION DE LA SOCIEDAD
Artículo 11º.- El régimen y administración de la Sociedad corresponderá a:
a) La Junta General de Accionistas.
b) El Consejo de Administración.
Ello sin perjuicio de los demás cargos que por disposición estatutaria o imperativos de la Ley puedan nombrarse.
CAPÍTULO PRIMERO: DE LA JUNTA GENERAL
Artículo 12º.- La Junta General de Accionistas legalmente constituida representa a todos los accionistas y sus acuerdos, adoptados de conformidad con estos Estatutos, el Reglamento de la Junta General y las disposiciones legales vigentes, serán obligatorios para todos los accionistas, incluso los disidentes y los que no hayan participado en la votación, dejando a salvo, no obstante, los derechos que la Ley confiere a los accionistas.
Artículo 13º.- Las Juntas Generales de Accionistas pueden ser Ordinarias o Extraordinarias. La Junta General Ordinaria se celebrará dentro de los seis primeros meses de cada ejercicio para censurar la gestión social, aprobar en su caso las Cuentas y el Balance del ejercicio

ESTATUTOS SOCIALES DE GRIFOLS, S.A.
anterior y resolver sobre la distribución de beneficios. Toda otra Junta será considerada Extraordinaria.
Las Juntas Extraordinarias se reunirán cuando lo estime conveniente la Administración de la Sociedad a iniciativa propia o por petición de socios que representen como mínimo un 5% del capital social, expresando en la solicitud los asuntos a tratar en la Junta.
En este supuesto, deberá convocarse la Junta para celebrarse dentro de los treinta días siguientes a la fecha en que se hubiere requerido notarialmente a la Administración para convocarla.
Artículo 14º.- Convocatoria de la Junta General.-
1	La Junta General, tanto Ordinaria como Extraordinaria, deberá ser convocada en la forma legalmente prevista, mediante anuncio publicado en el Boletín Oficial del Registro Mercantil y en uno de los diarios de mayor circulación en la provincia del domicilio social, por lo menos un mes antes de la fecha fijada para su celebración, salvo aquellos supuestos para los que la Ley pudiera prever otros plazos.

2	En la convocatoria se expresará el nombre de la Sociedad, el lugar, la fecha y la hora de la reunión en primera convocatoria, así como el Orden del Día, en el que figurarán los asuntos a tratar; podrá asimismo, hacerse constar la fecha, hora y lugar en que, si procediere, se reunirá la Junta en segunda convocatoria.

3	Los accionistas que representen, al menos, el cinco por ciento (5%) del capital social podrán solicitar que se publique un complemento a la convocatoria de la Junta General de accionistas, incluyendo uno o más puntos en el orden del día. El ejercicio de este derecho deberá hacerse mediante notificación fehaciente que habrá de recibirse en el domicilio social dentro de los cinco (5) días siguientes a la publicación de la convocatoria.

El complemento de la convocatoria deberá publicarse con quince (15) días de antelación como mínimo a la fecha establecida para la reunión de la Junta.
Artículo 15º.- Convocatoria y quórums de constitución de la Junta General de Accionistas.- La Junta General de Accionistas, tanto Ordinaria como Extraordinaria, quedará válidamente constituida en primera convocatoria cuando los accionistas presentes o representados posean, al menos, el 25% del capital social suscrito con derecho a voto. En segunda convocatoria, será válida la constitución cualquiera que sea el capital concurrente a la misma.
No obstante lo dispuesto en el párrafo anterior, la Junta se entenderá convocada y quedará válidamente constituida para tratar cualquier asunto, siempre que esté presente o representado todo el capita social suscrito con derecho a voto, y los asistentes acepten por unanimidad la celebración de la Junta.
Artículo 16º.- Legitimación y representación en la Junta General
1.	Tendrán derecho de asistencia a la Junta General todos los accionistas de la Sociedad

ESTATUTOS SOCIALES DE GRIFOLS, S.A.
siempre y cuando siempre y cuando sus acciones consten inscritas a su nombre en el registro contable por lo menos con cinco (5) días de antelación a aquél en que deba celebrarse la Junta;

2.	Con independencia de lo anterior, cualquier accionista con derecho de asistencia conforme a lo establecido en este artículo podrá hacerse representar por medio de otra persona, aunque no sea accionista.

La representación deberá conferirse con carácter especial para cada Junta, y por escrito o por medios de comunicación a distancia, siempre que garantice debidamente la identidad del representado y del representante, así como el contenido de la representación atribuida.
Artículo 17º.- Régimen de mayorías en la Junta General de Accionistas.-
Los acuerdos se adoptarán por mayoría absoluta del capital presente y/o representado (la mitad más uno de los votos), salvo en los casos en que la Ley o los Estatutos Sociales prevean una mayoría cualificada superior.
Artículo 17.bis.- Votación a distancia.-
1	Los accionistas con derecho de asistencia podrán emitir a distancia su voto en relación con las propuestas comprendidas en el orden del día, con arreglo a los siguientes medios de comunicación:
(a)	Mediante correspondencia postal, por medio de la remisión de la tarjeta de asistencia debidamente firmada y con indicación del sentido del voto;

(b)	Mediante otros medios de comunicación electrónica a distancia, con arreglo a las indicaciones previstas en la página web de la Sociedad, siempre que el documento electrónico en cuya virtud se ejercita el derecho de voto incorpore una firma electrónica reconocida, de conformidad con lo dispuesto en la Ley de Firma Electrónica, o que, sin reunir los requisitos de la firma electrónica reconocida, fuere aceptada como suficiente por el Consejo de Administración por reunir adecuadas garantías de autenticidad y de identificación del accionista que ejercita su derecho de voto.
El voto a distancia no será válido si no se recibe por la Sociedad con al menos cinco (5) días de antelación a la fecha prevista para la celebración de la Junta.

2	En el anuncio de convocatoria de la Junta General se describirán los plazos, formas y modos de ejercicio del derecho de voto a distancia.

3	Los accionistas que emitan su voto a distancia de conformidad con lo previsto en este artículo serán considerados como presentes a los efectos de la constitución de la Junta. En consecuencia, las delegaciones emitidas con anterioridad se entenderán revocadas y las conferidas con posterioridad se tendrán por no efectuadas.

ESTATUTOS SOCIALES DE GRIFOLS, S.A.
4	No obstante lo anterior, el voto emitido a distancia quedará sin efecto por la asistencia personal del accionista a la Junta.
Artículo 18º.- Las Juntas Generales se celebrarán en la localidad del domicilio social en la fecha y hora señaladas por convocatoria. Las Juntas serán presididas por el Presidente del Consejo de Administración o por el consejero que válidamente lo sustituya, y en su defecto, por el asistente que al efecto designen los accionistas; y estará asistido por un Secretario, que será también el del propio Consejo. En defecto de Secretario del Consejo, desempeñará tal función el Vicesecretario que válidamente le sustituya, y en su defecto, el accionista asistente a la Junta que a este efecto designen los accionistas. El Presidente dirigirá las discusiones pudiendo resolver las cuestiones de procedimiento que surjan. Antes de entrar en el Orden del Día se formará la Lista de Asistentes, expresando el concepto en que concurren y el número de acciones propias y ajenas que posean o representen. Las deliberaciones y acuerdos de las Juntas se harán constar en Acta sentada en el correspondiente Libro, debiéndose aprobar las de cada sesión en la forma legalmente prevista. Las certificaciones de tales actas serán extendidas por el Secretario del Consejo de Administración y llevarán el Visto Bueno del Presidente.
Artículo 19º.- Los acuerdos válidamente adoptados por las Juntas Generales serán desde su aprobación ejecutivos de acuerdo con la Ley y obligatorios para todos los accionistas, incluso para los ausentes y disidentes, sin necesidad de que recaiga aprobación del Acta en una Junta posterior, y salvas las acciones de impugnación y separación, en su caso, que la Ley concede a los accionistas.
CAPÍTULO SEGUNDO: DE LA ADMINISTRACIÓN SOCIAL
Artículo 20º.- Composición y retribución del Consejo de Administración.- La Administración y representación legal de la Sociedad estará a cargo de un Consejo de Administración, integrado por tres consejeros como mínimo y quince como máximo.
Los consejeros serán nombrados y separados libremente por la Junta General y ejercerán el cargo por un plazo de cinco años, sin perjuicio de su reelección indefinida por tales períodos. El cargo de consejero será retribuido. A tales efectos, la Junta General establecerá cada año o con validez para los ejercicios que la propia Junta decida, una cuantía fija en concepto de retribución para el Consejo de Administración, el cual la distribuirá entre sus miembros, mediante acuerdo, en función de su dedicación a la actividad de la Sociedad.
Con independencia de lo anterior, los consejeros tendrán derecho a ser reintegrados de los gastos que soporten como consecuencia del ejercicio de su cargo.
Artículo 21º.- Reglamento del Consejo de Administración.- El Consejo de Administración aprobará un Reglamento que contendrá sus normas de funcionamiento y de régimen interior, así como las que regulen las distintas comisiones delegadas que pudieren constituirse en su seno. El Consejo de Administración informará sobre el contenido del Reglamento, así como de sus modificaciones, a la Junta General inmediatamente posterior al acuerdo de aprobación o modificación del Reglamento.

ESTATUTOS SOCIALES DE GRIFOLS, S.A.
Artículo 21.bis.- Informe anual de gobierno corporativo.- El Consejo de Administración aprobará anualmente un informe de gobierno corporativo, cuyo contenido se ajustará a lo dispuesto en las disposiciones legales y reglamentarias vigentes.
Artículo 22º.- Convocatoria del Consejo de Administración, quórums y régimen de mayorías.- El Consejo de Administración será convocado por orden del Presidente o quien haga las veces, por medio de carta enviada por correo certificado con acuse de recibo, con un mínimo de veinte días de antelación a la celebración de la reunión. La notificación de reunión del Consejo expresará el lugar, fecha y hora, así como los asuntos a tratar.
Para que el Consejo de Administración se encuentre válidamente constituido se requerirá la asistencia, presentes o representados, de la mitad más uno de sus componentes.
Los acuerdos se adoptarán por mayoría absoluta de los consejeros concurrentes a la reunión. En caso de empate en la votación, el voto del Presidente del Consejo será dirimente.
Artículo 22.bis.- Reuniones a distancia.- El Consejo de Administración, así como las distintas Comisiones que se constituyan en su seno de conformidad con lo dispuesto en los Estatutos Sociales, podrán celebrar reuniones por videoconferencia o por cualquier otro medio que haga posible la interconexión multidireccional entre todos los consejeros asistentes, con sonido e imagen en tiempo real. Asimismo, cualesquiera actos de comunicación e información en el seno del Consejo de Administración o de sus Comisiones se realizará por cualquier medio de constancia escrita, siendo admisibles los medios electrónicos y demás técnicas de comunicación a distancia. Se considerarán válidas, en tal sentido, las direcciones de correo electrónico facilitadas por cada uno de los consejeros al Secretario del Consejo de Administración.
Artículo 23º.- El Consejo de Administración ostentará todas las facultades legalmente delegables por la Junta General de Accionistas, según lo previsto en la Ley de Sociedades Anónimas.
Artículo 24º.- Delegación de facultades.- El Consejo de Administración podrá delegar permanentemente todas o parte de sus facultades, en la medida en que fueran legal y estatutariamente delegables, en uno o varios consejeros delegados o en una comisión ejecutiva.
Artículo 24.bis.- Comisiones delegadas.- El Consejo de Administración constituirá necesariamente las siguientes comisiones, las cuales se regirán por lo dispuesto en los presentes Estatutos y en el Reglamento de funcionamiento interno del Consejo de Administración:
(a) Un Comité de Auditoría; y
(b) Una Comisión de Nombramiento y Retribuciones.
Artículo 24.ter.- Comité de Auditoría.-
1.	El Comité de Auditoría estará formado por un número de entre tres (3) y cinco (5) consejeros nombrados por el Consejo de Administración. El Comité de Auditoría

ESTATUTOS SOCIALES DE GRIFOLS, S.A.
estará en todo caso compuesto por un número mayoritario de consejeros externos, con adecuada presencia de consejeros independientes.
2.	El Consejo de Administración nombrará al Presidente del Comité de Auditoría, cargo que deberá recaer necesariamente sobre un consejero externo. El Presidente del Comité deberá ser sustituido cada cuatro (4) años, pudiendo ser reelegido una vez transcurrido un plazo de un (1) año desde su cese. El cargo de Secretario recaerá sobre (a) el Secretario o (b) un Vicesecretario del Consejo de Administración, quien podrá ser miembro o no del Comité, pudiendo ser asistido, o en su caso, sustituido por (a) el Secretario o los Vicesecretarios siguientes, por orden de prelación (en caso que el cargo fuera desempeñado por un Vicesecretario) o (b) un Vicesecretario por orden de prelación (en caso de que el cargo fuera desempeñado por el Secretario). El Secretario levantará acta de los acuerdos adoptados en cada sesión del Comité, y dará cuenta al pleno del Consejo de Administración a través de su Presidente. El Comité de Auditoría quedará válidamente constituida cuando concurra a la reunión al menos la mitad más uno de sus miembros, presentes o representados y sus acuerdos se adoptarán por mayoría absoluta de los miembros asistentes. En caso de empate en la votación, el voto del Presidente del Comité será dirimente.

3.	Sin perjuicio de lo establecido en la Ley, en los presentes Estatutos, u otros cometidos que le asigne el Consejo, el Comité de Auditoria tendrá las siguientes responsabilidades básicas:
(a)	Informar a la Junta General de accionistas sobre las cuestiones que se planteen en su seno en materia de su competencia;

(b)	Proponer al Consejo de Administración para su sometimiento a la Junta General de accionistas el nombramiento de los auditores de cuentas externos, las condiciones de contratación, el alcance del mandato profesional y, en su caso, la revocación o no renovación;

(c)	Supervisar los servicios de auditoria interna e informar sobre el proceso de selección, designación, renovación y remoción de su director;

(d)	Conocer del proceso de información financiera y de los sistemas de control interno de la Sociedad; supervisar las Cuentas Anuales, así como los estados financieros periódicos que deban remitirse a los órganos reguladores o de supervisión de los mercados, con control de los criterios contables aplicados; informar al Consejo de Administración de cualquier cambio de criterio contable y de los riesgos del balance y de fuera del mismo;

(e)	Recibir información de los auditores de cuentas sobre aquellas cuestiones que pudieran poner en riesgo la independencia de aquéllos y cualesquiera otras relacionadas con el desarrollo de la auditoría de cuentas, así como aquellas otras comunicaciones previstas en la legislación de auditoría de cuentas y en las normas técnicas de auditoría;

(f)	Valorar las transacciones de la Sociedad con accionistas significativos, de conformidad con lo que disponga el Reglamento del Consejo de Administración;

ESTATUTOS SOCIALES DE GRIFOLS, S.A.
(g)	Examinar el cumplimiento del Reglamento Interno de Conducta en los Mercados de Valores, del presente Reglamento, de las normas de conducta establecidas en el “Código de Ética del Grupo Grifols” y, en general, de cualesquiera otras reglas de gobierno de la Sociedad, así como realizar las propuestas necesarias para su mejora;
4.	El Comité de Auditoría se reunirá con la periodicidad necesaria para el buen desarrollo de sus funciones.

5.	Estará obligado a asistir a las sesiones del Comité, y a prestarle su colaboración y acceso a la información de que disponga, cualquier miembro del equipo directivo o del personal de la Sociedad cuya presencia fuera requerida al Presidente, quien también podrá requerir la asistencia a sus sesiones de los Auditores de Cuentas.

6.	Para el mejor cumplimiento de sus funciones, el Comité de Auditoría podrá recabar el asesoramiento de profesionales externos.
T Í T U L O V
DEL BALANCE, CUENTAS Y DISTRIBUCIÓN DE BENEFICIOS
Artículo 25º.- Cuentas anuales.-
1.	El Consejo de Administración deberá formular, en el plazo máximo de tres (3) meses contados a partir del cierre del ejercicio social, las cuentas anuales, es decir, el balance, la cuenta de pérdidas y ganancias y la memoria, así como el informe de gestión y la propuesta de distribución de beneficios, correspondiente a dicho ejercicio social, con los requisitos establecidos por la Ley.

2.	Las cuentas anuales y el informe de gestión deberán ser revisados por los auditores de cuentas y se someterán con antelación mínima de un mes a la fecha de la Junta General Ordinaria, a examen de los accionistas, y a la consideración y aprobación, en su caso, de dicha Junta
Artículo 26º.- La Junta General Extraordinaria de Accionistas convocada a tal fin, podrá acordar y llevar a cabo la transformación y fusión con otra Sociedad, observándose en todo momento cuanto dispone al respecto la Ley de Sociedades Anónimas y los presentes Estatutos.
Artículo 27º.- La Sociedad podrá disolverse previo acuerdo de la Junta General de Accionistas y por cualquiera de las causas establecidas en el artículo 260 de la Ley de Sociedades Anónimas.
Artículo 28º.- Acordada que sea la disolución, la liquidación se llevará a cabo conforme a lo dispuesto en la Ley de Sociedades Anónimas. A tal fin, la Junta General de Accionistas nombrará uno o más liquidadores, en número impar, y les conferirá el oportuno mandato.

ESTATUTOS SOCIALES DE GRIFOLS, S.A.
Artículo 29º.- Terminada la liquidación, el liquidador o Comisión Liquidadora prepararán el Balance final y determinarán el valor de los bienes sociales y la cuota de liquidación que corresponda a cada acción.
DISPOSICIONES GENERALES
Artículo 30º.- 1. Los accionistas quedan sometidos al fuero del domicilio social.
2. Cualquier cuestión que lo precise, salvo aquellas reguladas por la Ley de Sociedades Anónimas será dirimida por arbitraje de equidad, conforme la Ley 36/1988, de 5 de diciembre.
3. No podrán ocupar cargos en la Sociedad, ni ejercerlos las personas declaradas incompatibles por cualquier precepto, en especial por la Ley 25 de 26 de diciembre de 1983, modificada por la Ley 9 de 22 de marzo de 1991.
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